To: File

From: Heather Rodriguez

Date: August 12, 2005

Subject: Item 77(i): Form N-SAR for Variable Insurance Products Fund IV

Pursuant to a Board approved vote on March 9, 2005, Variable Insurance Products Fund IV commenced Initial Class, Service Class, and Service Class 2 shares of Freedom 2005, Freedom 2010, Freedom 2015, Freedom 2020, Freedom 2025, Freedom 2030, and Freedom Income.

Initial Class, Service Class, and Service Class 2 shares of Freedom 2005, Freedom 2010, Freedom 2015, Freedom 2020, Freedom 2025, Freedom 2030, and Freedom Income commenced on April 26, 2005.